SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULE 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                                (Amendment No. 1)


                         CYCLE COUNTRY ACCESSORIES CORP.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    232984104
                                 (CUSIP Number)

                                January 10, 2005
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1 (b)
      [X] Rule 13d-1 (c)
      [ ] Rule 13d-1 (d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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1         NAME OF REPORTING PERSON: Laurus Master Fund, Ltd.
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0337673

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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [   ]
                                                                   (b)  [   ]

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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands

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NUMBER OF
SHARES           5      SOLE VOTING POWER: 228,000 shares of Common Stock
BENEFICIALLY
OWNED BY         ---------------------------------------------------------------
EACH
REPORTING        6      SHARED VOTING POWER
PERSON                  None

                 ---------------------------------------------------------------

                 7      SOLE DISPOSITIVE POWER: 228,000 shares of Common Stock

                 ---------------------------------------------------------------

                 8      SHARES DISPOSITIVE POWER
                        None

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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 228,000 shares of Common Stock

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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable

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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          4.5%

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12        TYPE OF REPORTING PERSON
          CO

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1         NAME OF REPORTING PERSON: Laurus Capital Management, LLC
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  13-4150669

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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [   ]
                                                                   (b)  [   ]

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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

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NUMBER OF
SHARES           5      SOLE VOTING POWER: 228,000 shares of Common Stock
BENEFICIALLY
OWNED BY         ---------------------------------------------------------------
EACH
REPORTING        6      SHARED VOTING POWER
PERSON                  None

                 ---------------------------------------------------------------

                 7      SOLE DISPOSITIVE POWER: 228,000 shares of Common Stock

                 ---------------------------------------------------------------

                 8      SHARES DISPOSITIVE POWER
                        None

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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 228,000 shares of Common Stock

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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable

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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          4.5%

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12        TYPE OF REPORTING PERSON
          OO

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1         NAME OF REPORTING PERSON: David Grin

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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)   [   ]
                                                                   (b)   [   ]

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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Israel

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NUMBER OF
SHARES           5      SOLE VOTING POWER: 228,000 shares of Common Stock
BENEFICIALLY
OWNED BY         ---------------------------------------------------------------
EACH
REPORTING        6      SHARED VOTING POWER
PERSON                  None

                 ---------------------------------------------------------------

                 7      SOLE DISPOSITIVE POWER: 228,000 shares of Common Stock

                 ---------------------------------------------------------------

                 8      SHARES DISPOSITIVE POWER
                        None

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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 228,000 shares of Common Stock

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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable

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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          4.5%

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12        TYPE OF REPORTING PERSON
          IN

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1         NAME OF REPORTING PERSON: Eugene Grin

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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  [   ]
                                                                   (b)  [   ]

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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

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NUMBER OF
SHARES           5      SOLE VOTING POWER: 228,000 shares of Common Stock
BENEFICIALLY
OWNED BY         ---------------------------------------------------------------
EACH
REPORTING        6      SHARED VOTING POWER
PERSON                  None

                 ---------------------------------------------------------------

                 7      SOLE DISPOSITIVE POWER: 228,000 shares of Common Stock

                 ---------------------------------------------------------------

                 8      SHARES DISPOSITIVE POWER
                        None

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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 228,000 shares of Common Stock

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES Not applicable

--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          4.5%

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12        TYPE OF REPORTING PERSON
          IN

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Item 1(a).  Name of Issuer:  Cycle Country Accessories Corp.

Item 1(b). Address of Issuer's Principal Executive Offices: P.O. Box 239, 2188 Highway 86, Milford, Iowa 51351

Item 2(a).  Name of Person Filing: Laurus Master Fund, Ltd.

                  This Schedule 13G is also filed on behalf of Laurus Capital Management, LLC, a Delaware limited liability company, Eugene Grin and David Grin. Laurus Capital Management, LLC manages Laurus Master Fund, Ltd. Eugene Grin and David Grin are the sole members of Laurus Capital Management, LLC. Information related to each of Laurus Capital Management, LLC, Eugene Grin and David Grin is set forth on Appendix A hereto.

Item 2(b). Address of Principal Business Office or if none, Residence: c/o Laurus Capital Management, LLC, 825 Third Avenue, 14th Floor, New York, NY 10022

Item 2(c).  Citizenship:  Cayman Islands

Item 2(d).  Title of Class of Securities: Common Stock ("Common Stock")

Item 2(e).  CUSIP Number:  232984104

Item 3.     Not Applicable

Item 4.     Ownership:

      (a)   Amount Beneficially Owned: 228,000 shares of Common Stock

      (b)   Percent of Class: 4.5%

      (c)   Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote: 228,000 shares of Common Stock

            (ii)  shared power to vote or to direct the vote: None

            (iii) sole power to dispose or to direct the disposition of: 228,000 shares of Common Stock

            (iv)  shared power to dispose or to direct the disposition of: None

Item 5. Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: X

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:
            Not applicable

Item 7. Identification and Classification of Subsidiary Which Acquired the Securities: Not applicable

Item 8.     Identification and Classification of Members of the Group:
            Not applicable

Item 9.     Notice of Dissolution of Group: Not applicable

Item 10.    Certification:

      By signing below, I certify to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    February  9, 2005
                                    -----------------
                                    Date

                                    /s/ David Grin
                                    ------------------------
                                    Signature

                                    David Grin/Director
                                    ------------------------
                                    Name/Title

APPENDIX A


A. Name:             Laurus Capital Management, LLC, a Delaware limited
                     liability company
                     825 Third Avenue, 14th Floor
                     New York, New York 10022
   Place of
   Organization:     Delaware


B. Name:             Eugene Grin
   Business          825 Third Avenue, 14th Floor
   Address:          New York, New York 10022

   Principal         Director of Laurus Master Fund, Ltd.
   Occupation:       Member of Laurus Capital Management, LLC
   Citizenship:      United States



C. Name:             David Grin
   Business          825 Third Avenue, 14th Floor
   Address:          New York, New York 10022

   Principal         Director of Laurus Master Fund, Ltd.
   Occupation:       Member of Laurus Capital Management, LLC
   Citizenship:      Israel

Each of Laurus Capital Management, LLC, Eugene Grin and David Grin hereby agree, by their execution below, that the Schedule 13G to which this Appendix A is attached is filed on behalf of each of them, respectively.

Laurus Capital Management, LLC
/s/ David Grin
------------------------------
    David Grin
    Member
    February 9, 2005

/s/ Eugene Grin, on his individual behalf
------------------------------
    Eugene Grin
    February 9, 2005

/s/ David Grin, on his individual behalf
------------------------------
    David Grin
    February 9, 2005